International Textile Group 804 Green Valley Road Greensboro, NC 27408 Contact: Delores Sides (336) 379-2903

Bakane to Retire End of 2007

August 31, 2007, Greensboro, NC -- International Textile Group, Inc. (“ITG”) announced today that John L. Bakane, President of ITG Cone Denim, a division of ITG, has announced his plans to retire from the Company at the end of 2007. Previous to the formation of ITG, Bakane served as Chairman and CEO for Cone Mills, Inc.

Bakane’s distinguished 32-year career includes 29 years with Cone Mills and the last three with ITG. Bakane started with Cone Mills in 1975 after earning his MBA from the University of Virginia. Bakane started in Cone’s Cost Accounting Department and quickly moved up through Business Analysis and served as Assistant to the CEO. He was named Chief Financial Officer for Cone Mills in 1988. A role he held for nine years before being named President of Cone Apparel Products Group. In 1998, he was appointed as Chief Executive Officer of Cone Mills Corporation. He was elected to the Cone Mills Board of Directors in 1989 and later appointed as Chairman. Upon the merger of Cone Mills and Burlington Industries in 2004, he was named President of ITG Cone Denim.

“John has made a number of significant contributions to the company in his many leadership roles,” said Joseph L. Gorga, President & CEO of International Textile Group. “Through its many transitions and changes, ITG Cone Denim is positioned for continued growth in the global denim market. I greatly appreciate John’s contributions. I know everyone within the ITG organization and the Greensboro community will join me in wishing John well as he makes this change to spend more time with his family.”

As part of ITG, Bakane has led the international expansion efforts of ITG Cone Denim in Mexico, China and Nicaragua. A strong advocate for the U.S. Textile Industry and its growing ability to compete globally, Bakane is noted for his support of the Central American Free Trade Agreement (CAFTA) and leadership in establishing ITG Cone Denim as the first U.S. denim fabric supplier in the Central American region. Bakane will continue to have an integral role in evaluating other global market and strategic opportunities for ITG Cone Denim throughout the remainder of this year.

While Bakane’s professional accomplishments are many, just as significant is the leadership and philanthropy he has provided to the Greensboro community and its many non-profit groups. Bakane currently serves on the Boards of the Greensboro Community Foundation, Cemala Foundation and the Foundation of the Catholic Diocese of Charlotte. He served as the Greater Greensboro United Way Campaign Chair in 1994 and Chairman of the United Way Board in 1996.

International Textile Group Inc. is a global, diversified textile manufacturer that produces automotive safety, apparel, government uniform, technical and specialty textiles. ITG was formed by WL Ross in 2004 and operates five primary business units: Automotive Safety, Cone Denim, Burlington WorldWide (apparel fabrics), Burlington House (interior fabrics) and Carlisle Finishing. The company employs over 10,500 people worldwide with operations in the United States, Mexico, China, Germany, Romania, the Czech Republic, Poland, South Africa, Nicaragua and Vietnam.

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